CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-3 of ES Bancshares, Inc. of our report dated March 30, 2009 appearing in the Annual Report on Form 10-K of ES Bancshares, Inc. for the year ended December 31, 2008 and the reference to us under the heading "Experts" in the prospectus.




                                /s/ Crowe Horwath LLP
                                Crowe Horwath LLP

Livingston, New Jersey
August 12, 2009